Insider Trading Policy Version 2024.1 1 | P a g e Insider Trading Policy Approved by: Board of Directors Approved: July 31, 2024

Insider Trading Policy Version 2024.1 2 | P a g e Table of Contents Table of Contents ..................................................................................................................................... 2 I. Statement of Purpose and Scope ..................................................................................................... 3 II. Policy Requirements ......................................................................................................................... 4 III. Governance Roles & Responsibilities ............................................................................................. 11 IV. Monitoring and Escalation.............................................................................................................. 12 V. Definitions ....................................................................................................................................... 12 Appendix: Document Version Control ................................................................................................... 13

Insider Trading Policy Version 2024.1 3 | P a g e I. Statement of Purpose and Scope Purpose of Policy The purpose of this policy is to promote compliance with insider trading laws, rules and regulations by directors, officers and employees of Sandy Spring Bancorp, Inc. (“Sandy Spring”) and its direct and indirect subsidiaries. Scope of Policy This policy applies to the Sandy Spring Board of Directors and all officers and employees of Sandy Spring and its direct and indirect subsidiaries. The same restrictions that apply to you also apply to family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Sandy Spring securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before trading in Sandy Spring securities). This policy also applies to any entity controlled by a person or group of persons covered by this policy, including any corporations, partnerships or trusts. You are responsible for making sure that the purchase or sale of any security covered by this policy by family members or controlled entities complies with this policy. Except as set forth below, this policy applies to any and all transactions in Sandy Spring securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that Sandy Spring may issue. This policy applies to such securities regardless of whether they are held in a brokerage account, 401(k) plan or similar account, employee stock purchase plan or otherwise. Related Laws/Regulations/Regulatory Guidelines Securities Exchange Act of 1934, Section 240.10b5-1

Insider Trading Policy Version 2024.1 4 | P a g e II. Policy Requirements Policy Requirements As a public company, Sandy Spring files periodic reports and proxy statements with the Securities and Exchange Commission (“SEC”). Investment by directors, officers and employees in Sandy Spring securities is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit. As a director, officer or employee of a public company or one of its subsidiaries, you have the responsibility not to participate in the market for Sandy Spring securities while in possession of material, non-public information about Sandy Spring. There are harsh civil and criminal penalties if you wrongly obtain or use such material non-public information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material non-public information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, Sandy Spring could be held liable for your violations of insider trading laws. In order to avoid these harsh consequences, Sandy Spring has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. This policy is divided into two parts. Part I applies to all directors, officers and employees and describes the prohibition on insider trading. Part II imposes additional restrictions on directors and certain officers and employees due to the nature of their work at Sandy Spring. Questions regarding the prohibition on insider trading or concerning this policy may be directed to the General Counsel or the Assistant Secretary. Part I: All Directors, Officers and Employees A. Insider Trading Concepts What is “Material” Information? Information is material if its public disclosure is likely to affect the market price of securities or if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. Material information may be either good or bad and is not limited to financial information. If you are unsure whether the information is material, assume it is material. Some examples of material information include: • earnings for the current or recently completed quarter • financial forecasts, including estimates of future earnings or losses

Insider Trading Policy Version 2024.1 5 | P a g e • events that could result in restating financial information • a proposed acquisition, sale or merger • changes in key management personnel • beginning or settling a major lawsuit • changes in dividend policies • declaring a stock split • adopting a stock repurchase program • a stock or bond offering What is Non-Public Information? Non-public information is information that has not yet been made public by Sandy Spring. Information only becomes public when Sandy Spring discloses or publishes the information in a manner designed to reach investors generally, such as in a publicly accessible conference call, a press release or in SEC filings, and the investing public has had an opportunity to see or hear it. Even after public disclosure of information about Sandy Spring, you must wait at least two full trading days after the information was disclosed before you can treat the information as public. For example, if the announcement is made on Tuesday at 8:00 a.m., ET, before the opening of the Nasdaq Stock Market, you can begin trading again on Thursday morning. On the other hand, if the announcement were not made until Tuesday at 11:00 a.m., ET, you would not be able to trade until the opening of trading on Friday, after two full trading days have elapsed. As with questions of materiality, if you are not sure whether information is considered public, you should assume that the information is non-public and treat it as confidential. B. Trading Guidelines Insider Trading Prohibited. You may not purchase or sell any Sandy Spring security while in possession of information that you have reason to believe is material and non-public. Liability for insider trading is not dependent upon whether the motivation to trade is based upon material non-public information. Regardless of the reason for the sale, if you are aware of any material non-public information regarding Sandy Spring, you would be violating the law by trading in Sandy Spring securities while in possession of material non-public information. Tipping Prohibited. You may not pass material non-public information about Sandy Spring or any other company on to others (including immediate family members, friends or financial advisors) or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading. Securities of Other Companies. You may not purchase or sell any security of any other company while in possession of material non-public information about that other company that was obtained in the course of your employment or service with Sandy Spring. For example, if you learn that Sandy Spring is negotiating to acquire another company, you may not purchase shares of that other company before

Insider Trading Policy Version 2024.1 6 | P a g e the acquisition is publicly disclosed. In addition, you may not purchase or sell any security of any other company while in possession of material nonpublic information obtained in the course of your employment or service with Sandy Spring where the share price of the other company is predictably influenced by the disclosure of the material nonpublic information. Short-Term Trading is Strongly Discouraged. Frequent trading of Sandy Spring securities can create an appearance of wrongdoing and may become the subject of investigative action by the SEC or another regulatory authority in the event of any unusual activity in the stock or the stock price performance, even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in Sandy Spring securities for short-term trading profits. Derivative and Hedging Transactions Prohibited. You may not at any time buy or sell options on Sandy Spring securities (so called “puts” and “calls”) or other derivative securities that reference Sandy Spring securities and may not enter into hedging or similar transactions that are designed to offset any decrease in the market value of Sandy Spring securities. This type of transaction may create the appearance that your interests are not aligned with those of Sandy Spring’s shareholders generally. Avoid Open Orders. A good-til-cancelled order is an order to buy or sell a stock that lasts until the order is completed or cancelled. Such orders are typically coupled with price conditions. An open order with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. An order executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. Sandy Spring therefore discourages placing good-til- cancelled orders on Sandy Spring securities (other than as a part of a 10b5-1 trading plan). If you determine that you must use a good-til-cancelled order, the order should be limited to a very short duration and should otherwise comply with the restrictions set forth in this policy. Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your approval), you should advise your broker or investment advisor not to trade in Sandy Spring securities at any time (other than as part of a Rule 10b5-1 trading arrangement). Rule 10b5-1 Trading Arrangements. A Rule 10b5-1 trading arrangement is any contract, instruction or written plan for the purchase or sale of Sandy Spring securities that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) of the Securities Exchange Act. To qualify as a Rule 10b5-1 trading arrangement, a contract, instruction or plan must specify the price, amount, and date of trades to be executed in your account in the future, or provide a formula or mechanism that your broker or investment advisor will follow. In addition, a Rule 10b5-1 trading arrangement must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. You may establish a Rule 10b5-1 trading arrangement only at a time when you do not possess material, nonpublic information. The rules regarding 10b5-1 trading plans are complex and you must comply with them completely. You should consult with your legal advisor before proceeding.

Insider Trading Policy Version 2024.1 7 | P a g e Transactions Under Company Plans. The trading restrictions of this policy apply to transactions under Sandy Spring benefit and compensation plans as follows: No Restrictions Trading Restrictions Apply 401(k) Plan Investing 401(k) plan contributions in Sandy Spring stock through periodic, automatic payroll deductions in accordance with the terms of the 401(k) plan. Transfers of funds into or out of the Sandy Spring stock fund of the 401(k) plan, an election to allocate a portion of your periodic contributions to the Sandy Spring stock fund, or an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Sandy Spring stock fund. Employee Stock Purchase Plan (“ESPP”) Purchasing Sandy Spring stock through periodic, automatic payroll contributions to the ESPP. Electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Sandy Spring stock acquired under the ESPP. Dividend Reinvestment Plan (“DRP”) Purchasing Sandy Spring stock through the reinvestment of dividends on previously owned shares pursuant to the DRP or similar program offered through your broker. Electing to enroll in the DRP, making any changes in your elections under the DRP, purchasing shares with additional cash contributions under the DRP and selling any Sandy Spring stock acquired under the DRP. Stock Options Exercising stock options granted under Sandy Spring’s equity incentive plans with cash or the delivery of previously owned Sandy Spring stock. The sale of any Sandy Spring stock issued on the exercise of stock options and any cashless exercise of stock options. Part II: Rules applicable to Restricted Persons The requirements of this part are applicable to all directors, all officers with the title of Division Executive or higher, all persons in the Finance Department, all persons who work within the Executive Offices of the main office and such other employees as may be designated by the President and Chief Executive Officer or General Counsel (“Restricted Persons”). The General Counsel will maintain a list of the Restricted Persons.

Insider Trading Policy Version 2024.1 8 | P a g e A. Blackout Periods Quarterly blackout periods. Restricted Persons may not trade in Sandy Spring securities during a blackout period that begins on the fifteenth day of the last month of each calendar quarter (i.e., on December 15, March 15, June 15 and September 15) and ends two full trading days after the public release of financial results for such quarter. The following transactions are prohibited during blackout periods: • Open market or private purchases or sales • A sale of securities following exercise of a stock option (including a sale by way of a cashless exercise) • Signing up for, or increasing/decreasing participation in, any employee stock purchase plan or dividend reinvestment plan • Initiating a transfer of funds into or out of the Sandy Spring stock fund of the 401(k) plan or increasing or decreasing an existing election to invest funds in the Sandy Spring stock fund • Entering into a 10b5-1 trading plan (see Section C below) • Contributions of Sandy Spring securities to a tax-exempt organization or donor-advised fund The following transactions are permitted during blackout periods: • Purchases through the 401(k) plan or other Company-sponsored plan pursuant to periodic, automatic payroll deductions in accordance with the terms of the plan • Purchases pursuant to a 10b5-1 trading plan that was entered into before the blackout period commenced (see Section C below) • Exercise of stock options with cash or the delivery of previously owned Sandy Spring stock (that is, where no Sandy Spring stock is sold to fund the option exercise) • Regular investment of dividends through the Dividend Reinvestment Plan or similar arrangement • Bona fide gifts of Sandy Spring securities (unless the donor has reason to believe that the recipient intends to sell the shares during the current blackout period) • Transfers of Sandy Spring securities to or from a trust Sandy Spring’s President and Chief Executive Officer, in consultation with the General Counsel, may permit transactions during the blackout period upon request where the person making the request is not in possession of material non-public information. Temporary blackout periods. Sandy Spring may institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it. Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 requires Sandy Spring to absolutely prohibit all purchases, sales or transfers of Sandy Spring securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record

Insider Trading Policy Version 2024.1 9 | P a g e keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted. B. Pre-clearance The following persons must pre-clear all planned transactions in Sandy Spring securities, except as otherwise provided in this policy: • Directors • Members of the Executive Leadership Team (“Section 16 Officers”) • Family members or domestic partners who share the same address or who are financially dependent on a director or Section 16 Officer • All corporations, partnerships, trusts or other entities owned or controlled by a director or Section 16 Officer or a member of his or her immediate family living in the same household The following transactions do not require pre-clearance: • Purchases through the 401(k) plan or ESPP pursuant to periodic, automatic payroll deductions in accordance with the terms of the plan • Reinvestment of dividends through the DRP or similar arrangement Please contact the General Counsel or Assistant Secretary to pre-clear any transactions in Sandy Spring securities. It is expected that the planned transaction will be executed within three trading days of receiving clearance. If, upon requesting clearance, you are advised that Sandy Spring securities may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. C. Rule 10b5-1 Trading Arrangements Restricted Persons may not enter into Rule 10b5-1 trading arrangements during blackout periods. Prior to the establishment of a Rule 10b5-1 trading arrangement, each director and Section 16 Officer must pre-clear with the General Counsel their proposed arrangement. To obtain pre-clearance of a Rule 10b5-1 trading arrangement, a director or Section 16 Officer must provide a description of the material terms of the arrangement, including the date on which the director or Section 16 Officer intends to adopt the trading arrangement, the duration of the trading arrangement, and the aggregate number of securities to be purchased or sold pursuant to the trading arrangement. Sandy Spring reserves the right to withhold pre-clearance of any Rule 10b5-1 trading arrangement that the General Counsel determines is not consistent with the rules regarding such plans. Upon termination of a Rule 10b5-1 trading arrangement, a director or Section 16 Officer must promptly inform the General Counsel. D. Selling short Restricted Persons may not at any time sell short Sandy Spring stock or otherwise sell any equity securities of Sandy Spring that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in Sandy Spring stock price.

Insider Trading Policy Version 2024.1 10 | P a g e E. Margin Accounts and Pledges Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Sandy Spring securities and, as a result, the pledgor may be subject to liability under insider trading laws. To prevent this situation, directors and Section 16 Officers may not purchase Sandy Spring securities on margin or borrow against any account in which Sandy Spring securities are held, or pledge Sandy Spring securities as collateral for any loan. An exception to this prohibition may be granted where a person wishes to pledge Sandy Spring securities as collateral for a loan from a third party (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Sandy Spring securities as collateral for a loan from a third party must submit a request for approval to the President and Chief Executive Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge.

Sandy Spring Bancorp
Insider Trading Policy
Version 2024.1

III. Governance Roles & Responsibilities

Policy Owner	General Counsel

Policy Reviewer/ Policy Management-Level Approver	General Counsel

Policy Final Approver	Board of Directors

Policy Exception Approver	Board of Directors

Other Roles

Role	Responsibility
Assistant Secretary	Communication of policy, review of clearance requests, maintenance of Restricted Persons group.
Employees	All employees have responsibility for promptly reporting violations of this policy. Violations of this policy must be reported to the General Counsel. All reports of alleged violations of this policy will be investigated. Violations of this policy may result in disciplinary action, up to and including termination.

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Insider Trading Policy Version 2024.1 12 | P a g e IV. Monitoring and Escalation This policy must be reviewed and approved, at a minimum, on the following basis. The frequency of review may be adjusted to meet the review needs of the policy and are generally targeted for the calendar quarter corresponding to the previous review. Annually Biennially X Other If Other, insert frequency: Policy reviews must also occur if significant process changes or regulatory changes are implemented, regardless of the effective date of the Policy. The Policy Owner is responsible for facilitating this policy review. The Policy Owner may approve minor revisions to this Policy, including but not limited to employee title changes, spelling and grammar corrections, etc. The Policy Owner is responsible for monitoring compliance with this Policy and escalating any compliance failures to the Board of Directors, as appropriate. In the event that there is an interpretation difference associated with the requirements of this Policy, the General Counsel shall serve as the initial arbiter. If the General Counsel is not able to resolve the difference, the Board of Directors will serve as final arbiter. V. Definitions Term Definition

Insider Trading Policy Version 2024.1 13 | P a g e Appendix: Document Version Control Version # Revision Description Review/Management- Level Approval By Action Date Final Approval By Action Date 2020.1 Original Document Publication General Counsel Board of Directors 6/4/2020 2020.1 Annual Review General Counsel 6/10/2021 2022.1 Biennial Approval General Counsel Board of Directors 5/25/2022 2023.1 Update of rule change General Counsel Board of Directors 4/26/2023 2024.1 Update for “Shadow Trading” General Counsel 7/23/2024 Board of Directors 7/31/2024 Note: The policy must be Reviewed and Approved in accordance with the Policy on Policies.